Exhibit (e)(2)(J)

AMENDMENT AGREEMENT

[English translation of the Korean original, prepared for reference only. In the event of any discrepancy, the Korean original shall prevail. “(seal)” indicates the place where a corporate seal is affixed in the original.]

DoubleU Games Co., Ltd., as creditor (hereinafter “Party A”), and DoubleDown Interactive Co., Ltd., as debtor (hereinafter “Party B”), enter into this Amendment Agreement to amend the Loan Agreement executed on November 26, 2018 (the “Original Agreement”) as set forth below, in order to extend the repayment date thereunder.

1. Amendments

Article 4(1) of the Original Agreement is amended as follows (amended wording underlined in the original):

Provision	Before	After
Article 4(1)	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2024.	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2026.

2. Other Matters

Matters not provided for in this Amendment Agreement shall be governed by the Original Agreement. In the event of any conflict between this Amendment Agreement and the Original Agreement, this Amendment Agreement shall prevail.

IN WITNESS WHEREOF, the parties have prepared two (2) originals of this Agreement, signed and sealed them, and each party retains one (1) original.

May 27, 2024

Party A

DoubleU Games Co., Ltd.

16F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, Karam (seal)

Party B

DoubleDown Interactive Co., Ltd.

13F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, In-keuk (seal)